UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 30, 2008

Date of Report (date of earliest event reported)

SENORX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33382	33-0787406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3 Morgan, Irvine, California 92618

(Address of principal executive offices)

(949) 362-4800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

On September 30, 2008, SenoRx, Inc. (the “Company”) and Silicon Valley Bank (“SVB”) entered into an amendment to the Amended and Restated Loan and Security Agreement dated February 20, 2007 (as so amended, the “Domestic Loan Agreement”), a Loan and Security Agreement (Ex-Im Loan Facility) (the “Export-Import Loan Agreement”), and an Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement (the “Borrower Agreement,” and together with the Domestic Loan Agreement and the Export-Import Loan Agreement, the “Loan Agreement”). The total maximum amount available for borrowing under the Loan Agreement is $12.0 million. Previously, the Company’s credit facility with SVB provided for a maximum borrowing amount of $4.0 million.

Revolving Line

The Loan Agreement provides for a domestic receivables-based revolving line of credit in an aggregate amount of up to $10.0 million, or, if less, the sum of 80% of eligible domestic accounts receivable plus 25% of eligible domestic inventory (the “Domestic Revolving Line”), coupled with a foreign receivables-based revolving line of credit in an aggregate amount of up to $2.5 million, or if less, the sum of 90% of eligible foreign accounts receivable plus 50% of eligible export-related inventory (the “Export-Import Revolving Line,” and together with the Domestic Revolving Line, the “Revolving Line”). No more than $10.0 million, in the aggregate, will be available for combined draw-downs under the Domestic Revolving Line and the Export-Import Revolving Line. The Domestic Revolving Line is subject to a $1.0 million sublimit available for cash management services provided by SVB, including the issuance of short-term letters of credit and foreign exchange contracts. The Export-Import Revolving Line is guaranteed by the U.S. Export-Import Bank. The Revolving Line maturity date is September 30, 2010.

The Revolving Line bears interest at an annual rate equal to the prime rate plus 0.25%, provided that the annual rate applicable to the Revolving Line increases to an annual rate equal to the prime rate plus 1.00% if a financial ratio relating to the Company’s liquidity falls below a specified level. Interest on the Revolving Line is due monthly, with the balance due at the maturity date.

Term Loan

The Loan Agreement provides for a term loan in an aggregate amount of up to $2.0 million (the “Term Loan”), with a maturity date of March 30, 2013, provided that if the Revolving Line is not renewed at its maturity date, all amounts outstanding under the Term Loan will become due at such time. The Term Loan bears interest at an annual rate equal to the prime rate plus 0.75%, provided that the annual rate applicable to the Term Loan increases to an annual rate equal to the prime rate plus 1.50% if a financial ratio relating to the Company’s liquidity falls below a specified level. The Loan Agreement allows for a single advance under the Term Loan, to be requested by the Company no later than November 17, 2008. Monthly payments of interest only on the amount outstanding on the Term Loan are due through March 31, 2009, followed by monthly installments of amortized principal and interest through the maturity date of the Term Loan.

Loan Agreement Obligations

The obligations under the Loan Agreement are secured by security interest on substantially all assets of the Company, excluding intellectual property for which the Company has given a negative pledge against encumbering. The Loan Agreement contains certain restrictive loan covenants, including, among others, financial covenants requiring a minimum tangible net worth and a minimum liquidity ratio, and covenants limiting the Company’s ability to dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens or enter into negative pledge agreements, make investments, make distributions in respect of the Company’s capital stock (including repurchases of such capital stock) or enter into transactions with affiliates.

The Loan Agreement contains events of default that include, among others, failure to make payments when due, inaccuracy of representations and warranties, violation of covenants, events constituting a material adverse change, bankruptcy and insolvency events, material judgments, and cross defaults to certain other agreements. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the Loan Agreement and an increase to the applicable interest rate, and would permit SVB to exercise remedies with respect to the collateral under the Loan Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.22	Amendment dated September 30, 2008, to the Amended and Restated Loan and Security Agreement dated February 27, 2007, by and between the Registrant and Silicon Valley Bank.

10.23	Loan and Security Agreement (Ex-Im Loan Facility) dated September 30, 2008, by and between the Registrant and Silicon Valley Bank.

10.24	Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement dated September 30, 2008, by and between the Registrant and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENORX, INC.

Date: October 2, 2008	By:	/s/ Kevin J. Cousins
Kevin J. Cousins
Chief Financial Officer, Vice President, Finance